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                                   EXHIBIT 10.1

















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                           FINANCIAL PUBLIC RELATIONS
                              CONSULTING AGREEMENT


THIS FINANCIAL PUBLIC RELATIONS CONSULTING AGREEMENT, made as of the 6th day of May, 1996, by and between: LANGLEY FINANCIAL GROUP, INC., a Florida corporation having its principal office located at 8543 Santa Monica Blvd., Suite 12, Los Angeles, CA 90069 (hereinafter referred to as "Consultant").

Polish Telephone & Microwave Corp., a Texas corporation having its principal office located at 433 East Las Colinas Blvd., Suite 815, Irving, TX 75039, (hereinafter referred to as the "Company"),

WITNESSETH THAT, WHEREAS, the Company, a public corporation, requires financial public relations services and desires to employ Consultant, as an independent contractor consultant, who will be additionally hiring the independent consulting services of Richard H. Langley, Jr., ("Langley") to provide such services, Consultant and Langley are agreeable to such employment, and the parties desire a written document formalizing their relationship and evidencing the terms of their agreement;

     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises and covenants, the parties have agreed as follows:

     1. APPOINTMENT. The Company hereby appoints Consultant and Langley, as its non-exclusive financial public relations counsel and hereby retains and employs Consultant and Langley, on the terms and conditions of this Agreement. Consultant AND Langley accept such appointment and agree to perform the services upon the terms and conditions of this Agreement.

     2. TERM. The term of this Agreement shall begin on June 24, 1996 and shall terminate on June 24, 1997.

     3. SERVICES. (a) Consultant and Langley shall act, generally, as a non-exclusive financial public relations counsel, essentially, acting (1) as a liaison between the Company and its stockholders; (2) as an advisor to the Company with respect to communications and information (e.g., interviews, press releases, shareholders reports, etc.) as well as planning, designing, developing, organizing, writing and distributing such communications and information as the Company may request or direct.

     (b) As the Company shall request or direct, Langley shall assist in establishing and advise the Company with respect to shareholder meetings, interviews of Company officers by analysts, market makers, broker-dealers, and other members of the financial community, both in the United States and Europe.

     (c) Langley shall seek to make the Company, its management, its products, and its financial situation and prospects, known to the financial press and publications, broker-dealers, mutual funds, institutional investors, market makers, broker-dealers, and other members of the financial community, both in the United States and Europe.

     (d) As the Company shall request or direct, Langley shall act, generally as a financial public relations counselor to the Company, including (1) introducing the Company to broker-dealers, market makers, banks, financial advisors, financial institutions, both in the United States and in Europe;
     (2) introducing the Company to potential business partners and customers; and (3) arranging interviews and analyst meetings and securing invitation

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     of the Company to appropriate conferences and business events, and similar financial public relations events.

     (e) The initial services to be rendered by Langley at Consultant's expense, other than the travel expenses of Company's officers or representatives, shall be: (1) securing of TV and radio interviews and placement of at least one magazine profile; (2) preparation (writing and printing) of a corporate profile; (3) handling of one promotional mailing of 100,000 pieces (10,000 pieces per month for 10 months) for the generation of leads, together with the fulfillment of those leads by the mailing of the corporate profile; (4) will seek to provide Company after-market sponsorship.

4. LIMITATIONS ON SERVICES. The parties recognize that certain responsibilities and obligations are imposed by both US and foreign securities laws as well as by the applicable rules and regulations of the NASD, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, Consultant and Langley agree that:

     (a) Neither Consultant nor Langley shall release any financial or other information or data about the Company without the consent and approval of the Company.

     (b) Neither Consultant nor Langley shall conduct any meeting with financial analyst without informing the Company in advance of the proposed meeting and the format or agenda of such meeting and the Company may elect to have a representative of the Company attend at such meeting.

     (c) Neither Consultant nor Langley shall release any information or data about the Company to any selected or limited person(s), entity, or group if Consultant nor Langley is aware that such information or data has not been generally released or promulgated. Consultant nor Langley shall not mention the Company on the internet unless the text, web site and context of the reference are approved by the Company.

     (d) After notice by the Company of filing for a proposed public offering of securities of the Company, and during any period of restriction on publicity, neither Consultant nor Langley shall engage in any public relations efforts not in the normal course without approval of counsel for the Company and of counsel for the underwriter(s), if any.

     (e) Neither Consultant nor Langley shall take any action or advise or knowingly permit the Company to take any action, which would violate any foreign securities laws or rules and regulations issued thereunder.

     (f) After notice by the Company of any placement of its securities pursuant to any exemption from registration and during any period of restriction on publicity, neither Consultant nor Langley shall violate the publicity provisions of Federal Securities Laws.

     (g) Neither of the Consultant nor Langley shall release or disseminate any information about the Company without the prior approval of the Company.

                                     - 2 -
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5.  DUTIES OF COMPANY.  (a) Company shall supply Consultant or Langley on a regular and timely basis, with all approved data and information about the Company, its management, its products, and its operations and Company shall be responsible for advising Consultant or Langley of any facts which would affect the accuracy of any prior data and information previously supplied to Consultant or Langley so that Langley may take corrective action. Hereinafter "Consultants" shall refer to Consultant and Langley.

     (b) Company shall, from time to time as applicable, promptly supply
     Consultants: (i) with full and complete copies of any and all filings with the Securities and Exchange Commission and all foreign securities agencies; (ii) with full and complete copies of all filings with any stock exchanges; (iii) with full and complete copies of all shareholder reports and communications whether or not prepared with Consultants assistance;
     (iv) with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and (v) with all product/services brochures, sales materials, etc.

     (c) During the term of this Agreement, Company shall notify Consultants prior to the issuance of any number of shares that would require the Company to file a Form 10-C during the term of this Agreement.

     (d) Company shall promptly notify Consultants of any event which triggers any restrictions on publicity, together with a statement as to the countries included within the publicity restriction requirements.

     (e) Company shall, contemporaneously with supplying information or data to Consultants, notify Consultants if any information or data being supplied to Consultants has not been generally released or promulgated.

     (f) Company hereby agrees to indemnify Consultants against, and to hold Consultants harmless from, any claims, demands, suits, losses, damages, and etc., arising out of Consultants reliance upon the accuracy of material facts, material information, and material data, as of the date issued, unless Consultants has been negligent in fulfilling their duties and obligations hereunder.

     (g) The Consultants shall indemnify and hold harmless the Company, its directors, officers, agents, employees and counsel from any claim, suit, loss, damage or cost arising out of a breach of this agreement or the issuance or dissemination of information not authorized by the Company.

7. COMPENSATION. For all financial public relations services rendered hereunder during the term hereof, Company shall make payments as follows:

     (a) Company shall issue to Richard H. Langley, Jr., for services rendered beginning May 1, 1996 and ending July 1, 1996, 50,000 shares of the common stock of (PTMC) to be delivered on or before July 1, 1996. These services include: (1) company due diligence and market analysis; (2) research analysis and report; and (3) schedule TV interviews.

                                     - 3 -
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     (b) Company shall issue to Richard H. Langley, Jr., for services to be performed beginning July 1, 1996 and ending October 1, 1996, 100,000 shares of the common stock of (PTMC) to be delivered on or before October 1, 1996. These services include (1): 10,000 piece mailing; (2) full-time telephone marketing position (10,000 broker database); (3) conference exposure; and (4) internet site and marketing of the Company's corporate image (currently 30,000+ visitors monthly).

     (c) Company shall issue to Richard H. Langley, Jr., for services to be performed beginning October 1, 1996 and ending February 1, 1997, options to purchase 50,000 shares of the common stock of (PTMC) @ $6.00 per share, to be delivered on or before February 1, 1997. These services include:
     (1) 10,000 piece mailing; (2) full-time telephone marketing position (10,000 broker database); (3) TV/Radio interviews; and (4) internet site and marketing (currently 30,000+ visitors monthly).

     (d) Company shall issue to Richard H. Langley, Jr., for services to be performed beginning February 1, 1997 and ending July 1, 1997, the balance of 50,000 options to purchase common stock of (PTMC) @ $6.00 per share, to be delivered on or before July 1, 1997. These services include: (1) 10,000 piece mailing; (2) full-time telephone marketing position (10,000 broker database); (3) TV/Radio interview; (4) conference exposure; and
     (5) internet site and marketing (currently 30,000+ visitors monthly).

     (e) Company shall pay to Richard H. Langley, Jr., for services which have been performed and will be performed according to the above schedule, $2,500/U.S. dollars monthly. This fee shall be due on the 24th day of each month beginning with the execution of this contract and ending June 24, 1997.

     (f) The parties acknowledge that in negotiating these fees they recognize that the services will probably not be performed in equal monthly segments, but may be substantial during the earlier portion of the term but less thereafter as relationships and communication lines are established directly by the Company.

     (g) Consultant and Langley shall pay their own costs and expenses incurred by Company in providing the contemplated financial public relations services, including but not limited to wire service distribution cost (e.g., Business Wire), out-of-pocket expenses for travel, entertainment, telephone/facsimile charges, and postage and delivery services charges (e.g., Federal Express) as well as compensation to third party vendors, copywriters, staff writers, art and graphic personnel, printing, etc.

     (h) For all special services, not within the scope of this Agreement, Company shall pay Consultant and Langley such fees, costs, and expenses as, and when, the parties shall determine in advance of performance of the special services provided that Company has agreed in advance to the special services.

8. RELATIONSHIP OF PARTIES. Each of Consultant and Langley is an independent contractor, each of which is responsible for the compensation of its own affiliates, agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workmen's compensation insurance. This Agreement does not establish

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any partnership, joint venture, or other business entity or association between the parties and no party is intended to have any interest in the business or property of the other by reason of this Agreement.

9. TERMINATION. This Agreement may be terminated by any party hereto prior to the expiration of the term provided in paragraph 2 above as follows:

     (a) Upon failure of the other party to cure a default under, or a breach of, this agreement within sixty (60) days after written notice is given to such default or breach by the terminating party.

     (b) Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary.

     (c) Upon the other party taking the benefit of any insolvency law; and/or

     (d) Upon the other party having or applying for a receiver appointed for all or a substantial part of such party's assets or business.

10. WAIVER OF BREACH. The waiver by a party of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

11. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties.

12. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to the principal office of the party being notified.

13. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may be modified only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

14. GOVERNING LAW. This Agreement shall be a contract made in the State of Florida and shall be interpreted and governed by, and construed in accordance with, the laws of the State of Florida.

15. TAXES. Any and all taxes, excises, assessments, levies, interest and penalties, which may be assessed, levied, demanded, or imposed by any governmental agency in connection with this agreement, shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

16. ARBITRATION. Any controversy or claim arising out of or relating to this agreement shall be settled by arbitration in Houston, Texas, in accordance with the applicable rules of the American Arbitration Association. The prevailing party shall be entitled to receive all costs of the arbitration from the party adjudged to be liable.

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17. COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement.

POLISH TELEPHONES AND MICROWAVE          LANGLEY FINANCIAL GROUP, INC.
  CORPORATION



By  /s/ Gary Panno                       By:  /s/ Richard H. Langley, Jr.
   -----------------------------            -------------------------------
     Gary Panno                           Richard H. Langley, Jr., President


RICHARD H. LANGLEY, JR.


By     /s/ Richard H. Langley, Jr.
   -------------------------------
    Richard H. Langley, Jr.








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This memo is to summarize the agreement between Telscape and Richard H.
Langley and Langley Financial regarding the PR contract between the two firms. Telscape will agree to 55,000 shares now and 25,000 shares in six months. Also, the100,000 options will be a strike price of $5.00 as opposed to $6.00. This agreement supersedes the prior PR agreement.


Agreed to this 17th day of September, 1996



/s/E. Scott Crist
E. Scott Crist


/s/Richard Langley
Richard Langley
Langley Financial